EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-88124, 33-88180, 333-09623, 333-39060, 333-39064, 333-39290, 333-61588, 333-101444, 333-100716, 333-104659, 333-117909, and 333-117910 on Form S-8 of our report dated January 14, 2010, relating to the consolidated financial statements of Shuffle Master, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of recent provisions for accounting for uncertainty in income taxes on November 1, 2007), and of our report dated January 14, 2010, relating to internal control over financial reporting, appearing in this Annual Report on Form 10-K of Shuffle Master, Inc. and subsidiaries for the year ended October 31, 2009.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada
January 14, 2010